Investor Contact: Ken Cooper — 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom — 952-229-7435 or pr@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS APPOINTS MICHAEL J. GEREND
PRESIDENT AND CHIEF OPERATING OFFICER
     EDEN PRAIRIE, Minn. (December 19, 2007) — Bahram Akradi, Life Time Fitness chairman and chief executive officer, today announced that Life Time Fitness, Inc. (NYSE: LTM) has promoted Chief Operating Officer, Michael J. Gerend, to the position of president and chief operating officer, effective December 14, 2007. Gerend joined the company in March 2003 as chief operating officer.
     “Since he joined Life Time Fitness, Mike has served as a tremendous partner to me and the rest of our talented team of strong executive leaders,” said Akradi. “Through his contributions, Mike has significantly enhanced our operations performance measurement systems, and successfully implemented many critical strategies and improvements in our key areas of member experience and operational excellence. With his much deserved appointment, I will now be able to sharpen my focus on leading our overall, long-term company vision, strategy and development.”
     Prior to Gerend’s promotion, Akradi held the title of chairman, chief executive officer and president.
     Gerend’s appointment follows the recent assumption of expanded duties that include oversight of Life Time Fitness club operations and club leadership, and the direct management of Life Time University, in addition to his existing chief operating officer responsibilities.
- more -

Gerend Appointed Life Time Fitness President and COO — Page 2
     Gerend, who reports directly to Akradi, joined Life Time Fitness from Minneapolis-based Champion Air, where he served as president and chief executive officer since 1998. Prior to that, he held numerous senior management positions at Northwest Airlines, Inc., including the management of five regional airline businesses contributing over $1 billion in annual revenue.
     Gerend holds a BA in business from the University of Notre Dame and an MBA in quantitative analysis from the University of Wisconsin at Madison.
About Life Time Fitness, Inc.
     Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large sports and athletic, professional fitness, family recreation and resort/spa centers. As of December 19, 2007 the Company operated 70 centers in 15 states, including Arizona, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Nebraska, North Carolina, Ohio, Texas, Utah and Virginia. The Company also operated one satellite facility and four preview locations in existing and new markets.
     Life Time Fitness also provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine, Experience Life, athletic events, and nutritional products and supplements. Life Time Fitness is headquartered in Eden Prairie, Minnesota (www.lifetimefitness.com).
     LIFE TIME FITNESS, the LIFE TIME FITNESS logo, and EXPERIENCE LIFE are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
# # #